EXHIBIT 11

LEGACY SOFTWARE, INC.

COMPUTATION OF WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING



                                                           Three Months      Nine Months
                                            Total Number      Ended             Ended
                                             of Shares    September 30, 1998 September 30, 1998
                                             ------------   -------------    -------------
Outstanding shares as of January 1, 1998          885,000      885,000         885,000

Exercise of 19,084 Warrants on 6/23/98                          19,084           6,431

Issue of 66,666 shares in a private placement
on 6/30/98                                        -             66,667          22,466


Issue of 400,000 shares in a private placement on
9/14/98                                           -             65,217          21,978

Issue of 1,960,000 shares in a private placement on
9/22/98                                                        170,435          57,435
                                             ------------   -------------    -------------
Total Weighted Average Shares Outstanding        885,000     1,206,403         993,310
                                             ============   =============    =============

     Net loss before extraordinary item                    $  (757,001)    $(1,050,849)
     Extraordinary item                                    $   300,000     $   300,000
     Net loss after extraordinary item                     $  (457,001)    $  (750,849)


     Net loss per common share before extraordinary item   $     (0.63)    $     (1.06)
     Extraordinary item                                    $      0.25     $      0.31
     Net loss                                              $     (0.38)    $     (0.76)


(1) The effect of common stock options and warrants are excluded from diluted earnings per share as their inclusion would be anti-dilutive for the three month and nine month periods ending September 30, 1998.

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